EXHIBIT 10.3

                                                           EXECUTION COPY

                             EMPLOYMENT AGREEMENT

                  This Employment Agreement (this "Agreement") is entered into as of October 18, 2002 by and between American Lawyer Media, Inc., a Delaware corporation (the "Company"), and William L. Pollak, an individual residing at 20 Garden Ridge, Chappaqua, New York 10514 ("Executive").

                                   RECITALS:

                  Whereas, the Company and Executive are currently party to an Employment Agreement dated February 9, 1998 (the "Prior Employment Agreement"), providing for an employment period which is scheduled to expire on the fifth anniversary of March 9, 1998, i.e., March 9, 2003 (the "Original Expiration Date"); and

                  Whereas, the Company desires to secure the benefit of Executive's experience and ability and to be assured of the continued services of Executive by employing Executive in the capacity and on the terms set forth below, and Executive desires to commit himself to serve the Company on the terms herein provided.

                  Now therefore, in consideration of the premises and mutual covenants contained herein, the Company and Executive agree as follows:

                  1. Employment Period. The effective date of this Agreement will be the date first set forth above (the "Commencement Date"), and Executive's employment hereunder will continue until March 9, 2008 (the "Term"), unless sooner terminated in accordance with Section 9. The period during which Executive is employed under this Agreement shall be referred to herein as the "Employment Period". The date on which this Agreement terminates pursuant to Section 1 or Executive's employment is terminated pursuant to
Section 9 shall be referred to herein as the "Termination Date".

                  2. Duties during Employment Period. Executive will be the president and chief executive officer of the Company and will have the customary duties of a president and chief executive officer relating to the Company and its Affiliates as assigned to him from time to time by the Company's Board of Directors (the "Board").

                  3. Executive's Duties during Employment Period. Executive will devote substantially all of his energies, interest, abilities and productive time during customary business hours to the business of the Company and its subsidiaries and, absent the approval of the Board, Executive shall not be actively engaged in any business activity other than that required of him in connection with his duties described in Section 2. Executive will not, without the Company's prior written consent, render to any other Person services that are inconsistent with the performance of his duties hereunder.

                  4. Intellectual Property.

                  (a) If at any time during the Employment Period, Executive, whether alone or with any other Person, makes, discovers or produces any invention, process, development or design which relates to, or affects or, in the reasonable opinion of the Board is capable of being used or adapted for use or in connection with, the business or any product, process or intellectual property of the Company or any Affiliate; (i) the invention, process, development or design will be the absolute property of the Company (except to the extent, if any, provided otherwise by United States law and any other applicable jurisdictions' laws governing the protection of intellectual property) and (ii) Executive will immediately disclose such invention, process, development or design to the Company in writing.

                  (b) Executive will, if and when required to do so by the Company (whether during the Employment Period or afterwards) and at the Company's expense: (i) apply, or join with the Company in applying, for protection in any part of the world for any invention, process, development or design to which Section 4(a) applies; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, which are necessary for vesting such protection in the name of the Company or any nominee of the Company, or subsequently for renewing and maintaining the same in the name of the Company or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection.

                  (c) Executive irrevocably appoints the Company as his attorney in his name (with full power of substitution or resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 4. The Company will promptly provide Executive with copies of all documents so executed.

                  5. Confidentiality; Covenant Not to Compete. The parties acknowledge that the Company and its Affiliates have developed and will continue to develop valuable proprietary information, including, but not limited to, client lists and marketing strategies and has devoted significant time, effort and money to identifying and attracting new clients and expanding into new markets. In addition, the parties acknowledge that the Company's and its Affiliates' reputations for quality and service has earned the Company and its Affiliates valuable good will and that the Company's and its Affiliates recruitment and training of high quality reporting, editorial, sales, marketing and operations personnel is a significant factor in its success. The parties further acknowledge that (i) unauthorized disclosure or use of any of the proprietary information of the Company or any Affiliate, (ii) any attempt to interfere with a business relationship between the Company or any Affiliate, on the one hand, and any clients thereof, on the other hand, (iii) any attempt to thwart, interrupt or prevent the progress of the marketing strategies of the Company or any Affiliate, (iv) any attempt to solicit employees of the Company of any Affiliate, or (v) any attempt to malign or impugn the reputation and good will of the Company or any Affiliate would cause irreparable harm to the Company and its Affiliates. For these reasons, the parties agree that:

                  (a) During the Employment Period and for an indefinite period thereafter, Executive will not use or disclose any confidential information relating to the business or affairs or products of or services provided by the Company, any Affiliate or any Person having dealings therewith, or permit or encourage the use of such confidential information by another, unless such information, at the time of disclosure, is generally available to the public (other than as a result of disclosure by Executive or another Person who is under an obligation not to disclose such information), it being understood that Executive will have the burden of proving that such information was generally available to the public;

                  (b) During the Employment Period and at any time prior to the first anniversary of the Termination Date (the "Covenant Period"), Executive will not promote, participate, engage or have any other interest (whether Executive is acting as owner, partner, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity) in any business which is competitive with any product or service offered by the Company or any Affiliate currently or at any time during the Term relating to or involving the law or aimed primarily at the legal community in any jurisdiction (including, but not limited to, those products and services described in the Company's Offering Memorandum relating to its #175,000,000 93/4% Senior Notes due 2007, dated December 17, 1997, (the "Offering Memorandum")); provided, however, that this Agreement will not prevent Executive from holding for investment up to 2% of any class of stock or other securities of a publicly held company;

                  (c) During the Employment Period and at any time prior to the expiration of the Covenant Period, Executive will not directly or indirectly solicit, canvass or approach any Person, who, to the knowledge of Executive after due injury, was provided with products or services by the Company or any Affiliate at any time during the two year period before the Termination Date or prior to the expiration of the Covenant Period, to offer that Person products or services similar to or derivative of products or services relating to or involving the law or aimed primarily at the legal community in any jurisdiction, currently provided or previously provided at any time within the two year period preceding the Termination Date or prior to the expiration of the Covenant Period, in each case, by the Company or any Affiliate (including, but not limited to, those products and services described in the Offering Memorandum);

                  (d) During the Employment Period and at any time prior the expiration of the Covenant Period, Executive will not directly or indirectly solicit, canvass or approach any Person who, to the knowledge of Executive, provided products or services to the Company or any Affiliate at any time during the two years before the Termination Date or prior to the expiration of the Covenant Period, to endeavor to cause such Person to cease providing products or services to the Company or any Affiliate;

                  (e) During the Employment Period and at any time prior to the expiration of the Covenant Period, Executive will not directly or indirectly employ, solicit or entice away any Board member, director, officer or employee of the Company or any Affiliate; and

                  (f) During the Employment Period and for an indefinite period thereafter, Executive will not use the name of the Company or of any Affiliate in the conduct of any business activities or for Executive's personal use (except, for Executive's use on his resume) without the prior consent of the Company, as applicable, except as necessary to perform his employment functions during the Employment Period.

The restrictions in this Section 5 are separate and severable and, if any restriction is unenforceable in whole or in part, for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of restrictions unenforceable in part, the remainder of that restriction. The parties agree that Executive's compliance with the terms and conditions set forth in this Section 5 is a material inducement to the Company's entry and performance of this Agreement, including, but not limited to, the payment by the Company of the Bonus (as defined in Section 6(b)).

                  6. Compensation.

                  (a) Salary. Each year during the Term, the Company shall pay to Executive an annual salary of no less than $460,000 (each such annual salary, the "Salary"), which Salary may be increased (but not decreased) in the discretion of the Board. In this connection, an increase of 4% each year during the Term will be considered by the Board. Such Salary shall be payable during the applicable year semi-monthly in 24 installments.

                  (b) Bonus. In addition to his Salary, the Company shall provide Executive with the opportunity to achieve a bonus of 0% to 150% of his then current Salary with the Company with a target bonus opportunity equal to 100% of his then current Salary with the Company (a "Bonus"). The amount of the Bonus payable in each year will be determined based on the level of achievement (or surpassing) of budgeted annualized earnings before interest, taxes, depreciation and amortization less capital expenditures (and/or such other financial objectives as reasonably specified by Board prior to the commencement of the applicable fiscal year) as described in Exhibit A for 2002. Prior to the commencement of each applicable fiscal year, the Board shall specify the form of payment of the Bonus, if any, earned in such year in cash or in Options (as such term is defined below) or a combination thereof as described in Exhibit A for 2002.

                  7. Benefits.

                  (a) Benefits. Executive shall be entitled to participate in such then-available insurance programs, equity-based plans and other benefits as the Company regularly provides to its other senior executive officers; provided, however, that nothing contained herein shall preclude the Company from amending or terminating any particular employment benefit plans. Notwithstanding the foregoing, Executive will not be entitled to participate in any severance pay plan of the Company, other than as set forth in Section 9.

                  (b) Vacation. Executive shall be entitled to five weeks of vacation time each calendar year, to be pro-rated monthly for partial calendar years, during the term of Executive's employment hereunder.

                  (c) Expenses. Subject to compliance with the Company's normal and customary policies regarding substantiation and verification of business expenses, Executive is authorized to incur on behalf of the Company and the Company shall pay, or reimburse Executive for, all customary and reasonable expenses incurred in connection with the performance of duties hereunder or for promoting, pursuing or otherwise furthering the business of the Company, or any of its subsidiaries, including, but not limited to, expenses for travel, entertainment and similar items. Executive shall also be entitled to reimbursement for, or the Company will pay directly, the reasonable costs (including, but not limited to, lease or note payments, insurance and maintenance) of an automobile used by Executive in connection with the business of the Company and a parking space reasonably proximate to the Company's headquarters in New York City, subject to compliance by Executive with the Company's normal and customary policies regarding substantiation and verification of business expenses.

                  (d) American Lawyer Media Holdings, Inc. Options. The parties understand that American Lawyer Media Holdings, Inc. ("Holdings") has adopted a stock option plan (the "Plan") providing for the grant of options ("Options") to certain employees of one or more Affiliates of Holdings, including, but not limited to, Executive, to purchase shares of common stock, par value $.01 per share, of Holdings ("Common Stock"). Pursuant to the stock option award agreement to be delivered by the Company to Executive (the "Award Agreement") on or about January 1, 2003, Executive shall have the right to purchase an aggregate of 12,003 shares of Common Stock (based on an aggregate of 1,200,300 issued and outstanding shares of Common Stock) on the terms set forth in the Award Agreement and in accordance with the Plan. Except as expressly provided below, the terms and conditions of the Award Agreement will be determined by the Board (or a duly appointed committee hereof) and may be amended by the Board from time to time in any manner not adverse to Executive. The parties understand and agree that the shares of Common Stock obtained by Executive upon exercise of the Option ("Option Stock") and rights to purchase the same will be diluted by incremental equity capital raised by, or otherwise contributed to, Holdings through an offering of capital stock or otherwise, but will not be diluted by stock splits or capital restructuring transactions similar to stock splits not involving incremental equity capital. The parties agree that the Award Agreement will contain (i) an exercise price equal to the fair market value per share of Option Stock on January 1, 2003 as determined by the Board and (ii) a vesting schedule providing for the vesting of 25% of the shares of Option Stock on each of the following vesting dates commencing on the first anniversary of March 9, 2003:

         March 9, 2004 - 25%

         March 9, 2005 - an additional 25%

         March 9, 2006 - an additional 25%

         March 9, 2007 - an additional 25%

                  Notwithstanding the foregoing, the Award Agreement will provide that such vesting schedule will be accelerated upon a Change of Control of the Company (as defined below) provided that such Change of Control occurs on or after March 9, 2003 and not prior thereto. Other than as described in clauses (i) and (ii) of this Section 7(d), the terms and conditions set forth in the Award Agreement will be determined by the Board (or a duly appointed committee thereof).

                  8. Deductions and Withholdings. All amounts payable or which become payable hereunder shall be subject to any deductions and withholdings required by law.

                  9. Termination.

                  (a) Termination by the Company Without Cause or by Executive With Good Reason. The Company, solely and exclusively by Action of the Board of Directors (as defined below), may terminate Executive's employment hereunder without Cause (as defined below) at any time, upon 30 calendar days' written notice to Executive, and Executive may terminate his employment hereunder with Good Reason (as defined below) at any time, upon 30 calendar days' written notice to the Company. In the event Executive is terminated by the Company without Cause or Executive terminates his employment with Good Reason as aforesaid, the Company shall pay to Executive, subject to Executive's compliance with Section 5, an amount equal to the sum of (i) Executive's Salary through the Termination Date, to the extent accrued on the books and records of the Company and unpaid at the Termination Date together with business expenses incurred prior to the Termination Date on a basis consistent with Section 7(c), but unreimbursed prior to the Termination Date;
(ii) in the event that the Termination Date is prior to the Original Expiration Date (as defined in the recitals to this Agreement), Executive's Salary for twelve months commencing on the Termination Date, as such Salary was in effect immediately prior to the Termination Date, or, in the event that the Termination Date is on or after the Original Expiration Date, Executive's Salary for six months commencing on the Termination Date, as such Salary was in effect immediately prior to the Termination Date (amounts referred to in clauses (i) and (ii) of this Section 9(a), collectively, the "Applicable Salary Severance Payment"); and (iii) an amount equal to the amount of the Bonus that would have been earned by Executive if he remained employed until the end of the year for the year in which the Termination Date occurs as determined, in good faith, by the Board based upon the bonus criteria described in Exhibit A, prorated on the basis of the number of days Executive was employed during the year in which the Termination Date occurred (the "Bonus Severance Payment"). The Applicable Salary Severance Payment shall be paid to Executive in semi-monthly installments in accordance with Section 6(a). The Bonus Severance Payment, if any, shall be paid to Executive in a lump sum as soon as practicable following the end of the year in which the Termination Date occurs. The payments to be made in accordance with this
Section 9(a) shall constitute liquidated damages payable as a result of the termination of Executive's employment by the Company without Cause or Executive's termination of his employment for Good Reason. In addition, in the event Executive is terminated by the Company without Cause or Executive terminates his employment hereunder with Good Reason, the Company shall pay to Executive all unreimbursed expenses incurred in accordance with this Agreement, which payments shall become due and payable within 30 calendar days of the Termination Date.

                  (b) Termination by Executive Without Good Reason. Executive may terminate his employment hereunder for other than Good Reason, provided that Executive first gives to the Company a written notice of intent to terminate at least 30 calendar days prior to the Termination Date. In the event Executive terminates his employment without Good Reason, the Company shall pay to Executive Salary through the Termination Date to the extent accrued on the books and records of the Company and unpaid at the Termination Date together with business expenses incurred prior to the Termination Date on a basis consistent with Section 7(c), but unreimbursed prior to the Termination Date. All other rights of Executive under this Agreement, except to the extent contemplated to survive under Section 7(d), shall terminate on the Termination Date.

                  (c) Termination by the Company for Cause. The Company, solely and exclusively by Action of the Board of Directors shall have the right to terminate Executive's employment hereunder for Cause upon written notice to Executive. In the event Executive's employment is terminated by Action of the board of Directors for Cause, Executive shall be entitled to receive his unpaid Salary and unreimbursed business expenses through the Termination Date to the extent then accrued on the books and records of the Company, and, if such termination occurs by reason of death or Disability, Executive shall be entitled to receive a pro rata portion of his Bonus for the year in which the termination occurs, measured at the then current target. All other rights of Executive under this Agreement, except to the extent contemplated to survive under Section 7(d), shall terminate on the Termination Date.

                  (d) Termination Following a Change of Control. In the event that a termination described in Section 9(a) occurs following a Change of Control of the Company (as defined below), Executive's Applicable Salary Severance Payment will be equal to Executive's Salary for twelve months following the Termination Date, as such Salary was in effect immediately prior to the Termination Date (but not taking into account any reduction in Executive's Salary on or after such Change of Control).

                  (e) Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an "excess parachute payment," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an "excess parachute payment"; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company, and if requested by Executive or the Company, by the Company's independent accountants. The fact that Executive's right to payments or benefits may be reduced by reason of the limitations contained herein will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement.

                  (f) Executive shall have no duty to mitigate the payments to be made to him pursuant to this Section 9 by obtaining subsequent employment or otherwise and any amounts he earns through subsequent employment or otherwise shall not reduce any payments to which he is entitled hereunder.

                  10. Definitions. For purposes of this Agreement, the following definitions shall be applicable to the terms set forth below:

                  "Action of the Board of Directors" means a motion, resolution or action approved by the affirmative vote of a majority of the members of the Board at a duly called meeting thereof.

                  "Affiliate" means American Lawyer Media Holdings, Inc. ("Holdings") and any other Person directly or indirectly controlled by Holdings or the Company as of the date of this Agreement or at any time during the Term.

                  "Cause" means (i) Executive's Disability; (ii) the willful and continued failure by Executive substantially to perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness); (iii) the indictment or conviction of Executive of any felony, (iv) fraud, embezzlement or misappropriation by Executive relating to the Company or any of its Affiliates or their respective funds, properties, opportunities or other assets, (v) the commission of a crime by Executive involving moral turpitude, (vi) Executive acting in a manner or making any statements, in either case intentionally which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Affiliates, (vii) a breach by Executive of any of the terms of Section 5 of this Agreement, or (viii) the violation by Executive of any written Company policy and, in the case of this clause (viii), Executive shall not have cured any such violation (capable of being cured) within 30 days after written notice thereof has been given to Executive by the Company.

                  "Change in Control" means (a) (i) the sale of Voting Stock of Holdings held, directly or indirectly, by Wasserstein (including through an initial Public Offering or a subsequent Public Offering) or (ii) a merger, consolidation, combination, reorganization or other transaction, in the case of either clause (i) or clause (ii) above, (A) resulting in less than 50% of the Voting Stock of Holdings being held, directly or indirectly, by Wasserstein and (B) provided that (I) immediately after such sale or other transaction, Wasserstein does not have the right or ability, directly or indirectly, by voting power, contract or otherwise to elect or designate the election of a majority of the Board and (II) individuals representing a majority of the voting power of the Board immediately prior to consummation of such sale or other transaction cease to be members of the Board after consummation of such sale or other transaction (provided that any such individual who is replaced with an employee of Wasserstein will not be deemed to cease being a member of the Board for purposes of this clause (II)); or (b) the liquidation or dissolution of Holdings or Media or the sale of all or substantially all of the assets or business of Holdings or Media and its respective subsidiaries to a Person who is not a Wasserstein affiliate. For purposes of this paragraph, (i) "Media" means American Lawyer Media, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings; (ii) "Public Offering" means any primary or secondary public offering of equity securities of Holdings pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form); (iii) "Voting Stock" means, with respect to any Person, the capital stock of any such Person entitled to vote generally in the election of members of the Board of Directors of Holdings; and (iv) "Wasserstein" means WPPN, L.P., together with its successors and assigns and any Wasserstein Affiliates.

                  "Control", when used with respect to any Person means the possession, directly or indirectly of the power to direct or cause the direction of the management and the policies of any such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlled" and "controlling" have the meanings correlative to the foregoing.

                  "Disability" means the death of Executive or a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of his duties hereunder for 120 or more business days in any 12 month period or upon the determination by a medical doctor reasonably acceptable to the Board that Executive will be unable to return to work and perform his duties on a full-time basis within 120 business days following the date of such determination on account of mental or physical incapacity. In the event Executive's employment is terminated for Cause because of Executive's Disability, Executive or, in the event of Executive's death, the Person Executive has designated in writing, shall be entitled to receive any disability payments provided by the Company's insurance plans.

                  "Good Reason" means the failure of the Company to comply with any material provision of this Agreement (including, but not limited to Section 2), and the Company has not cured such failure within 30 calendar days after written notice of such noncompliance has been given by Executive to the Company, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by the Company within such 30 calendar day period and the Company shall not have cured such failure within 60 calendar days thereafter.

                  "Person" means any individual, corporation, partnership, trust, association or other entity or organization, including, but not limited to, a government or political subdivision or any agency or instrumentality thereof.

                  "Wasserstein Affiliate" means any person controlling, controlled by or under common control with WPPN, L.P.

11. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally delivered in writing to the person being served or the designated officer of the corporate party being served; deposited in the United States mail, first class, registered or certified with return receipt requested, postage prepaid and addressed as specified below to the person otherwise designated, on the date of receipt, refusal or non-delivery indicated on the return receipt; communicated to a public telegraph company for transmittal; or sent by telecopies; and addressed to the Company or Executive at the following addresses:

                  To the Company:   American Lawyer Media, Inc.
                                    c/o Wasserstein, Perella  Co., Inc.
                                    31 West 52nd Street
                                    New York, New York 10019
                                    Attention:   Anup Bagaria, Vice President
                                    Telecopier:  (212) 969-7879
                                    Phone:       (212) 969-2609

                  Copy to: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square
                                    New York, New York 10036
                                    Attention:    David J. Goldschmidt
                                    Telecopier:   (917) 777-3574
                                    Phone:        (212) 735-3574

                  To Executive:     William L. Pollak
                                    20 Garden Ridge
                                    Chappaqua, New York  10514
                                    Phone:  914-238-4179

                  Copy to:          Ira G. Bogner
                                    Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York  10036
                                    Phone:  212-969-3947

Each party may change its address by written notice in accordance with this
Section 11.

                  12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the successors and permitted assigns of the Company. This Agreement shall be assignable by the Company to any entity which is owned, directly or indirectly, entirely by the Company or its parent or to an acquiror of all or substantially all of the assets of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding on any successor of the Company in accordance with the operation of law, and such successor or assignee shall be deemed "the Company" for all purposes under this Agreement.

                  13. Applicable Law: Venue; Jurisdiction. This Agreement is made and is to be governed by and construed under the internal laws of New York without regard to principles of conflict of laws. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan or the United States District for the Southern District of New York and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is bought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within of without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13 will be deemed effective service of process on such party.

                  14. Waiver of Breach. A waiver by either party of any breach of the provisions of this Agreement by the other party, or, in any particular instance or series of instances, of any term or condition of this Agreement, shall constitute or be deemed a waiver of such breach or of any such term or condition in any other instance nor shall any waiver constitute a continuing waiver hereunder. No waiver shall be binding unless executed in writing by the party making the waiver.

                  15. Warranties; Covenants; Acknowledgement.

                  (a) As an inducement to the Company to enter into this Agreement, Executive represents and warrants as follows: (i) he is not a party to any other agreement or obligation for personal services (other than the Prior Employment Agreement which shall be superceded by this Agreement); (ii) there exist no impediments or restraints, contractual or otherwise on Executive's power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder; and (iii) the performance of his obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which Executive is or was subject. As an inducement to Executive to enter into this Agreement, the Company represents and warrants as follows:
(i) there exist no impediments or restraints, contractual or otherwise on the Company's power, right or ability to enter into this Agreement and to perform its duties an obligations hereunder and (ii) it has delivered to Executive a true and complete copy of the Offering Memorandum.

                  (b) Executive hereby acknowledges and agrees that (i) his bonus entitlement for 2001, which arose under the Prior Employment Agreement and which was previously waived by Executive, is permanently and totally waived and (ii) Executive will not pursue any claim with respect to any bonus in respect of 2001.

                  16. Amendment; Termination. The provisions of this Agreement may be amended, modified, supplemented, or otherwise altered only by an agreement, in writing, executed by the Company and Executive. Except as provided in Section 9 hereof, this Agreement may not be terminated other than by an agreement in writing, executed by the Company and Executive.

                  17. Attorney's Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.

                  18. Captions and Section Headings. Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. References to Sections are to Sections in this Agreement.

                  19. Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions or enforceable parts thereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In addition, should any provision or any portion thereof ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitation permitted by applicable law as determined by such court in such action, then such provisions shall be decreased, performed to the maximum time or other limitations prescribed by applicable law, the parties acknowledging their desire that in such event such action be taken.

                  20. Entire Agreement. This Agreement contains the entire agreement of the Company and Executive, and supersedes any and all other agreements, either oral or written, between the Company, its predecessors or subsidiaries, and Executive with respect to the employment of Executive by the Company, including, without limitation, the Prior Employment Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to the subject matter hereof not contained in this Agreement shall be valid or binding. For the avoidance of doubt, the Award Agreements entered into by Executive pursuant to the Prior Employment Agreement and this Agreement shall remain in effect in accordance with the terms of such Award Agreements.

                  21. Injunctive Relief. Executive and the Company (a) intend that the provisions of Section 5 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Section 5 are reasonably necessary to protect the legitimate interests of the Company, its Affiliates and their businesses and (c) that any violation of Section 5 will result in irreparable injury to the Company and its Affiliates, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company and its Affiliates for such a violation. Accordingly, Executive agrees that if he violates any of the provisions of Section 5 in addition to any other remedy available at law or in equity, the Company shall be entitled to specific performance or injunctive relief without posting a bond, or other security, and without the necessity of proving actual damages.

                  22. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  23. Representation by Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request and direction of the parties, at arm's length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms and without favor to any party.

                  24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.


                  The parties have executed this Agreement as of the date first written above.



EXECUTIVE                           AMERICAN LAWYER MEDIA, INC.



By: /s/ William L. Pollak           By: /s/ Anup Bagaria
    ------------------------           ------------------------
      William L. Pollak                Name:  Anup Bagaria
                                       Title: Vice President

EXHIBIT A

              AMERICAN LAWYER MEDIA SENIOR MANAGEMENT BONUS PLAN
            BONUS TARGET AND PAYOUT CRITERIA FOR -- William Pollak

2002 Bonus Target                             460,000

                                                                             Percent of     Target
                                                                                Bonus       Bonus $
                                                                             ----------    --------
2002 Bonus Criteria             LONDON PROFORMA EBITDA                            10%       46,000
                                ALM EXPENSE                                       10%       46,000
                                ALM Adj. EBITDA- Cap Ex                           80%      368,000
                                TOTAL                                            100%      460,000

Criterion #1--                  LONDON PROFORMA EBITDA
--------------                  ----------------------
Bonus payout will be                150%        130%            110%           100%          50%          0%
If actual is % of budget           -50.0%       0.0%           50.0%         100.0%       130.0%       160.0%

If London proforma EBITDA=                  88           0            -88          -175         -228         -280
Bonus payout =                          69,000      59,800         50,600        46,000       23,000            0

Criterion #2--                  ALM EXPENSE
--------------                  -----------
Bonus payout will be                 150%        130%           110%           100%          50%          0%
If actual is % of budget            90.0%       93.0%          96.0%         100.0%       102.5%       105.0%

If ALM Expenses=                  107,600      111,187       114,774        119,556      122,545      125,534
Bonus payout =                     69,000       59,800        50,600         46,000       23,000          0

Criterion #3--                  ALM Adj. EBITDA- Cap Ex
--------------                  -----------------------
Bonus payout will be                 150%        130%           110%           100%          50%          0%
If actual is % of budget           110.0%      107.5%         105.0%         100.0%        97.5%        95.0%

If ALM Adj.EBITDA-CapEx =          31,309       30,598        29,886         28,463       27,751       27,040
Bonus payout =                    552,000      478,400       404,800        368,000      184,000            0
TOTAL BONUS $                     690,000      598,000       506,000        460,000      230,000            0

Payouts will be interpolated for actual performance between percentages shown. Payouts up to target bonus will be paid in options of ALMH with a value equal to the target amount Payouts above target bonus will be paid out in cash